Exhibit 5.7

[SUTHERLAND ASBILL & BRENNAN LLP LETTERHEAD]

November 14, 2011

First Data Corporation

5565 Glenridge Connector, N.E.

Suite 2000

Atlanta, Georgia 30342

Re:	Concord Payment Services, Inc., New Payment Services, Inc., TeleCheck International, Inc. (“TeleCheck”) and Unified Merchant Services (“UMS”) (collectively, the “Guarantors”)

Ladies and Gentlemen:

We have acted as special counsel in the State of Georgia to the Guarantors in connection with the proposed issuance by First Data Corporation (“Issuer”) of up to $3,000,000,000 aggregate principal amount of its 12.625% Senior Notes due 2021 (the “Exchange Notes”) and the issuance by each of the Guarantors of its guarantee (the “Exchange Guarantees”) with respect to the Exchange Notes, registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of the Issuer’s outstanding 12.625% Senior Notes due 2021 and their related guarantees, which have not been so registered (the “Exchange Offer”).

The Exchange Notes and the Exchange Guarantees will be issued under an indenture, dated as of December 17, 2010 (the “Indenture”), among the Issuer, the Guarantors, the other guarantors party to the Indenture and Wells Fargo Bank, National Association, as trustee. This opinion is furnished at the request of the Guarantors in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied on certificates of officers of the Guarantors and on factual representations made by the Guarantors in the Indenture. We have also relied on certificates of public officials. We have not independently established the facts, or in the case of certificates of public officials, the other statements, so relied upon.

Based on and subject to the foregoing and also subject to all of the assumptions, qualifications and other matters set forth in this opinion letter, we are of the opinion that:

1. At the time of the execution and delivery of the Indenture, each of the Guarantors other than UMS (a) had the corporate power to execute and deliver, and to perform its obligations under, the Indenture, (b) had taken all necessary corporate action to authorize the execution and delivery of, and the performance of its obligations under, the Indenture, and (c) had duly executed and delivered the Indenture. At the time of the execution and delivery of the Indenture, UMS (x) had the partnership power to execute and deliver, and to perform its obligations under, the Indenture, (y) had taken all necessary partnership action to authorize the execution and delivery of, and the performance of its obligations under, the Indenture, and (z) had duly executed and delivered the Indenture.

2. Each of the Guarantors other than UMS (a) has the corporate power to issue its respective Exchange Guarantee and to perform its obligations thereunder, and (b) has taken all necessary corporate action to authorize the issuance of its respective Exchange Guarantee and the performance of its obligations thereunder. UMS (x) has the partnership power to issue its Exchange Guarantee and to perform its obligations thereunder, and (y) has taken all necessary partnership action to authorize the issuance of its Exchange Guarantee and the performance of its obligations thereunder.

3. The execution and delivery by each of the Guarantors of the Indenture did not violate any law or regulation of the State of Georgia existing at the time of such execution and delivery.

4. The issuance of the Exchange Guarantees and the performance by each of the Guarantors of its respective obligations thereunder and under the Indenture will not violate any law or regulation of the State of Georgia.

This opinion letter shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Section of Business Law as published in 53 The Business Lawyer 831 (May 1998), a copy of which is attached as Attachment One to this opinion letter (the “ABA Legal Opinion Principles”).

For purposes of our opinions in this opinion letter (and without excluding other assumptions that the ABA Legal Opinion Principles provides are customarily understood to be included in legal opinions of this type without expressly stating them in the opinion letter) we have assumed that:

(a) each document that we have reviewed is accurate and complete, is either an authentic original or a copy that conforms to an authentic original, and the signatures on it are genuine;

(b) each governmental or officer’s certificate we relied on in connection with the execution and delivery of the Indenture was accurate, complete and authentic at the time of such execution and delivery;

(c) each governmental or officer’s certificate we have relied on in connection with the issuance of the Exchange Guarantees is accurate, complete and authentic;

(d) all natural persons that executed the Indenture had sufficient legal capacity at the time of the execution and delivery of the Indenture;

(e) the Indenture was, at the time of its execution and delivery, and continues to be, enforceable against the parties to it;

(f) the Exchange Guarantees, when validly issued, will be enforceable against the Guarantors;

(g) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence or any failure to comply with requirements of good faith, fair dealing and conscionability, with respect to the execution or delivery of the Indenture or the issuance of the Exchange Guarantees;

(h) the Board of Directors of the Guarantors, other than UMS, complied with applicable fiduciary duties and appropriately disclosed any interest in connection with the approval of such Guarantors’ execution, delivery and performance of the Indenture, and UMS’s partners complied with applicable fiduciary duties and appropriately disclosed any interest in connection with the approval of UMS’s execution, delivery and performance of the Indenture; and

(i) the Board of Directors of the Guarantors, other than UMS, have complied with applicable fiduciary duties and appropriately disclosed any interest in connection with the approval of such Guarantors’ issuance of the Exchange Guarantees, and UMS’s partners have complied with applicable fiduciary duties and appropriately disclosed any interest in connection with the approval of UMS’s issuance of its Exchange Guarantee.

The opinions in this opinion letter are limited to the law of the State of Georgia. We express no opinion with respect to the laws of any other jurisdiction or as to any matters arising under, or the effect of any of, the following: (a) any securities laws; tax laws; pension or employee benefit laws; labor laws; zoning, land use, subdivision or similar laws; environmental laws; health and safety laws; antitrust, unfair competition and other trade regulation laws; racketeering laws; patent, copyright, trademark, trade name or other intellectual property laws; (b) the Foreign Corrupt Practices Act; the Trading with the Enemy Act; any foreign assets control regulations of the United States Treasury Department; the USA PATRIOT Act; Executive Order No. 13,224 (“Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism”) and similar laws and executive orders; or (c) as provided in the ABA Legal Opinion Principles, other laws customarily understood to be excluded from legal opinion letters of this type without expressly stating that they are excluded.

The opinions expressed in this opinion letter (a) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (b) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the addressee hereof or any other Person (as defined in the Indenture) either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

This opinion letter (a) is delivered in connection with the Exchange Offer, may be relied upon only by the addressee hereof at the date of this opinion letter in connection with the Exchange Offer, and may not be relied upon by the addressee hereof for any other purpose; (b) except as set forth in the following paragraph, may not be relied on by, or furnished to, any other Person (as defined in the Indenture) without our prior written consent; and (c) except as set forth in the following paragraph, may not be quoted, published or otherwise disseminated, without in each instance our prior written consent. Notwithstanding the foregoing, we consent to the furnishing of this opinion letter as may be required by law or regulation applicable to the addressee hereof, but no Person (as defined in the Indenture) to whom this opinion is furnished pursuant to this sentence may rely on this opinion.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement on Form S-4, as amended (the “Registration Statement”), filed by the Issuer and the Guarantors with the Commission relating to the Exchange Offer in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the reference to our firm contained under the heading “Legal Matters” in the prospectus included therein, but no Person (as defined in the Indenture) to whom this opinion is disseminated pursuant to this sentence may rely on this opinion. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. We understand and agree that Simpson Thacher & Bartlett LLP may rely upon this opinion at the date of this opinion letter as if it were an addressee hereof for the purpose of providing the opinion to be delivered by such firm in connection with the Registration Statement.

Very truly yours,

Sutherland Asbill & Brennan LLP

By:	/s/ Eric Fenichel
Eric Fenichel, a partner

ATTACHMENT ONE

ABA LEGAL OPINION PRINCIPLES

[attached]

Legal Opinion Principles

By the Committee on Legal Opinions*

In the Committee’s 1991 Third Party Legal Opinion Report1 the Committee undertook to monitor developments respecting the Report and the Legal Opinion Accord contained in the Report. It also undertook in due course to take such further action as might seem appropriate. These Legal Opinion Principles are a product of those undertakings.

The Report and the Accord have made an important contribution to the learning on legal opinions. While the Accord has not gained the national acceptance the Committee had hoped, the Guidelines in the Report are frequently looked to for guidance regarding customary legal opinion practice. In Section 152 of the recently adopted Restatement (Third) of the Law Governing Lawyers, the American Law Institute affirmed the importance of customary practice in the preparation and interpretation of legal opinions. The Committee has prepared these Principles to provide further guidance regarding the application of customary practice to third-party “closing” opinions that do not adopt the Accord. The Committee hopes that these Principles will prove useful both to lawyers and their clients and to courts that from time to time are called upon to address legal opinion issues.

The Committee intends to consider the possible extension of these Principles to issues they do not now address. The Committee would welcome the assistance of all who are interested in participating in that effort.

*Thomas L. Ambro, Chair. Donald W. Glazer and Steven O. Weise, Co-Reporters.

I. Committee on Legal Opinions, Third-Party Legal Opinion Report, Including the Legal Opinion Accord, of the Section of Business Law, American Bar Association, 47 BUS. LAW. 167 (1991).

832    The Business Lawyer; Vol. 53, May 1998

LEGAL OPINION PRINCIPLES

I. GENERAL

A.	At the closing of many business transactions legal counsel for one party delivers legal opinion letter(s) to one or more other parties. Those opinion letters, often referred to as third party opinion letters, are the subject of these Legal Opinion Principles.
B.	The matters usually addressed in opinion letters, the meaning of the language normally used, and the scope and nature of the work counsel is expected to perform are based (whether or not so stated) on the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind involved. These Legal Opinion Principles are intended to provide a ready reference to selected aspects of customary practice.
C.	An opinion giver may vary the customary meaning of an opinion or the scope and nature of the work customarily required to support it by including an express statement in the opinion letter or by reaching an express understanding with the opinion recipient or its counsel.
D.	The opinions contained in an opinion letter are expressions of professional judgment regarding the legal matters addressed and not guarantees that a court will reach any particular result.
E.	In accepting an opinion letter, an opinion recipient ordinarily need not take any action to verify the opinions it contains.
F.	The lawyer or lawyers preparing an opinion letter and the opinion recipient and its legal counsel are each entitled to assume that the others are acting in good faith with respect to the opinion letter.

II. LAW

A.	Opinion letters customarily specify the jurisdiction(s) whose law they are intended to cover and sometimes limit their coverage to specified statutes or regulations of the named jurisdiction(s). When that is done, an opinion letter should not be read to cover the substance or effect of the law of other jurisdiction(s) or other statutes or regulations.
B.	An opinion letter covers only law that a lawyer in the jurisdiction(s) whose law is being covered by the opinion letter (see II.A.) exercising customary professional diligence would reasonably be expected to recognize as being applicable to the entity, transaction, or agreement to which the opinion letter relates.
C.	An opinion letter should not be read to cover municipal or other local laws unless it does so expressly.
D.	Even when they are generally recognized as being directly applicable, some laws (such as securities, tax, and insolvency laws) are

Legal Opinion Principles    833

understood as a matter of customary practice to be covered only when an opinion refers to them expressly.

III. FACTS

A.	The lawyers who are responsible for preparing an opinion letter do not ordinarily have personal knowledge of all of the factual information needed to support the opinions it contains. Thus, those lawyers necessarily rely in large measure on factual information obtained from others, particularly company officials. Customary practice permits such reliance unless the factual information on which the lawyers preparing the opinion letter are relying appears irregular on its face or has been provided by an inappropriate source.
B.	As a matter of customary practice the lawyers preparing an opinion letter are not expected to conduct a factual inquiry of the other lawyers in their firm or a review of the firm’s files, except to the extent the lawyers preparing the opinion letter have identified a particular lawyer or file as being reasonably likely to have or contain information not otherwise known to them that they need to support an opinion.
C.	An opinion should not be based on a factual representation that is tantamount to the legal conclusion being expressed. An opinion ordinarily may be based, however, on legal conclusions contained in a certificate of a government official.
D.	Opinions customarily are based in part on factual assumptions. Some factual assumptions need to be stated expressly. Others ordinarily do not. Examples of factual assumptions that ordinarily do not need to be stated expressly are assumptions of general application that apply regardless of the type of transaction or the nature of the parties. These include assumptions that copies of documents are identical to the originals, signatures are genuine and the parties other than the opinion giver’s client have the power to enter into the transaction.

IV. DATE

An opinion letter speaks as of its date. An opinion giver has no obligation to update an opinion letter for subsequent events or legal developments.